Consulting Agreement
This Consulting Agreement, effective as of the 19th day of December, 2008, is made by and between Cellular Dynamics International, Inc. (the “Company”) and Dr. James A. Thomson (“Consultant”).
Whereas, Consultant has provided and will continue to provide consulting services to the Company and the Company and Consultant desire to set forth the terms and conditions upon which the Company engages Consultant hereafter to provide consulting services as hereinafter described and Consultant provides such services.
Now, therefore, for good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Consulting Services. Consultant shall perform the Services listed on Exhibit A attached hereto (the “Services”).

2)
Compensation. The Company shall compensate Consultant for the Services as described on Exhibit A. The Company shall be obligated to reimburse Consultant for Consultant’s out‑of‑pocket expenses reasonably incurred in connection with the performance of the Services only to the extent specifically provided for in Exhibit A.

3)
Covenants of Consultant regarding Services. Consultant agrees that Consultant will devote such time, up to but not to exceed the percentage of Consultant’s business time specified in Exhibit A, and resources as are necessary to provide the Services and that Consultant will use Consultant’s best efforts, skill and judgment in Consultant’s performance of the Services.

4)
Term. This Agreement shall be effective as of the date first written above and will continue indefinitely until terminated by either party for any reason upon fourteen (14) days’ prior written notice to the other (the “Term”).

5)
Confidentiality. Consultant recognizes that the Company has and will disclose to Consultant pursuant to this Agreement Confidential Information (as defined below). Consultant agrees that Consultant will not in any manner, either directly or indirectly, use or disclose such Confidential Information either during the Term or for a period of two years after the termination of this Agreement, except as required in the performance of the Services. For purposes of this

Agreement, “Confidential Information” shall mean all information of the Company that, although such information does not qualify as a trade secret under applicable law, such information is not known to the public or the Company’s competitors, generally. Confidential Information includes, but is not limited to, information constituting or relating to (i) research or development techniques, plans, programs or results, discoveries and inventions, (ii) know‑how, scientific, engineering, or other technical information relating to research and/or developmental efforts, existing, new or envisioned products or services of the Company, and its source and object code, (iii) existing, new or envisioned products or services of the Company or product or service features, specifications, designs, development, performance attributes and/or methods or processes for their manufacture or provision, (iv) business or financial information relating to the Company or its products or services, research or development efforts, intellectual property assets including licenses, manufacturing or other operations, suppliers, purchasing, inventories, marketing, sales, distribution, customers, pricing, costs, quotations, personnel and/or third party relationships, (v) information determined by the Company to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to Consultant, and (vi) information received by the Company from others that the Company has an obligation to treat as confidential and that is identified as confidential information or information subject to such confidentiality obligation prior to or at the time of its disclosure to Consultant.
The term “Confidential Information” shall not include information that: (i) is or later becomes generally available to or known by the public though no breach of this Agreement by Consultant; (ii) is obtained by Consultant from a third party who had the legal right to disclose the information to Consultant; or (iii) is required to be disclosed by law, government regulation, or court order.

6)
Inventions. The Company shall own, and Consultant hereby assigns to the Company, all rights in all Inventions (as defined herein). All Inventions which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by U.S. Copyright Law. Consultant acknowledges that all original works of authorship which are made by Consultant (solely or jointly with others) in the course of rendering the

Services that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Any works that are not found to be “works for hire” are hereby assigned to the Company. Consultant will promptly disclose all Inventions to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Inventions throughout the world. After the termination of this Agreement, Consultant will cooperate with the Company to assist it in perfecting its rights to any Inventions including executing all documents which the Company may reasonably require.
The term “Inventions” as used in this Agreement means all ideas, designs, modifications, formulations, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Consultant originates, discovers or develops, either alone or jointly with others while Consultant has provided or hereafter during the Term provides consulting services to the Company which are (i) originated, discovered or developed during Consultant’s hours working for the Company at the Company’s facilities under this Agreement, or (ii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, trade secrets, or equipment furnished by the Company.

7)
Institutional Intellectual Property. The Company acknowledges that Consultant is an employee of the University of Wisconsin Madison (the “Institution”) and is subject to the Institution’s policies concerning consulting, conflicts of interest and intellectual property. Consultant agrees that Consultant shall comply with such policies pursuant to Consultant’s employment with the Institution and perform the Services hereunder so that the Company shall be the sole and exclusive owner of all rights to all Inventions as provided herein and may perfect such rights and prosecute such patent applications and copyright registrations, as applicable, worldwide as it may determine.
The Company acknowledges that nothing in this Agreement shall require Consultant to breach any such policies or Consultant’s employment agreement with the Institution. The Company further acknowledges that the Company shall have no rights by reason of this Agreement to any invention or discovery that was or is conceived or first reduced to practice by Consultant in the performance of a program of experimental, developmental or research work financed by Federal funds provided by or under the control of the Institution or, unless the Institution agrees otherwise, to any invention, discovery or other intellectual property conceived, made or reduced to practice by Consultant in the course of performing his employment duties to the Institution.

8)
Trade Secrets. Consultant shall not disclose or use the Company’s trade secrets during the Term or anytime thereafter, except as necessary to perform the Services hereunder. The term “trade secrets” shall at all times have that meaning as set forth in the statutory law of the State of Wisconsin, as of the date hereof and any amendments thereto (currently Section 134.90, Wis. Stats.). Nothing herein shall be construed to limit the protection afforded to the Company’s trade secrets under Wisconsin Uniform Trade Secret Act.

9)	Survival. Sections 5, 6, 7, 8 and 15 shall survive and remain in full force and effect for the time periods contained therein after the termination of this Agreement.

10)
Return of Records. Upon termination of this Agreement, Consultant shall (i) immediately return to the Company all property, records, notes, data, memoranda, models and equipment of any nature (and all copies thereof) that are in Consultant's possession or under Consultant's control and that are the Company’s property or relate to the Company’s business, and all copies of all such materials; (ii) delete or destroy such electronic documents, records, and materials placed or maintained by Consultant on Consultant’s own computer equipment or other electronic storage devices; and (iii) certify as to the same to the Company.

11)
No Implied License Grants. Nothing in this Agreement shall be construed as granting, or obligating the Company to grant, a license to Consultant under any present or future Confidential Information or intellectual property of the Company.

12)
Independent Contractor. Consultant’s relationship to the Company in the performance of this Agreement is that of an independent contractor, and not of an employee of the Company. Consultant is not entitled to any employee benefits or insurance coverage from the Company. Consultant acknowledges that the Company has no responsibility to Consultant for federal and state withholding taxes, social security taxes, worker’s compensation, unemployment taxes or any other similar coverages or taxes regarding Consultant. Consultant acknowledges and agrees that Consultant shall report as income all compensation that Consultant receives pursuant to this Agreement and shall pay all self-employment, social security, Medicare and other applicable taxes thereon. Consultant acknowledges that Consultant is solely responsible for Consultant’s compliance with all laws and regulations applicable to the performance of the Services and to obtain and maintain any federal, state, and/or local licenses or registrations necessary to perform the Services.

13)
Original Work. Consultant warrants and represents that the Services performed for the Company will be original and will not knowingly infringe on any copyright, invade any right of privacy, contain any libelous material or infringe or violate any other right of any other person or entity.

14)
No Conflict. Consultant represents and warrants that Consultant has the right to enter into this Agreement, to make the foregoing commitments, and is not subject to any restrictive obligations imposed by any third party which would impair the Consultant’s ability to consult with the Company or in any way provide the services requested of Consultant under this Agreement, or which would prevent Consultant from maintaining the secrecy and confidentiality of information as provided in Sections 5 and 8 above. Consultant represents and warrants that Consultant has not taken any action or omitted to take any action during period commencing when consulting services first were provided to the Company and ending on the date of this Agreement first written above that would be in violation of any of Sections 5 through 8 and 15 were this Agreement then in effect and there are no Inventions existing as of the date of this Agreement that Consultant is required to disclose under Section 6 and has failed to disclose to the Company.

15)
Non-Solicitation of Company Employees. During the Term and for a period of one year thereafter, Consultant shall not, without the consent of Company, directly or indirectly encourage any Company employee to terminate his employment with the Company or solicit such an individual for employment outside the Company such as to end or diminish that employee’s services to the Company.

16)	Remedies. Consultant acknowledges and agrees that a violation of this Agreement would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, Consultant agrees that, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies.

17)
Choice of Law. This Agreement shall be governed by, controlled and construed in accordance with the substantive and procedural laws of the State of Wisconsin, and the parties consent to the jurisdiction of the courts of the State of Wisconsin with venue in Dane County.

18)
Entire Agreement; Amendment. This Agreement represents the entire understanding between the Company and Consultant and supersedes all prior agreements, written or oral, between the parties regarding the subject matter hereof. This agreement shall not be modified except by a writing duly executed by both parties.

19)
Assignment. This Agreement may be assigned by the Company to a corporation or other legal entity controlled by, or under common control with, the Company, without the consent of Consultant. In addition, this Agreement may be assigned by the Company to any successor upon a sale of its business or assets. Consultant may not assign this Agreement.

20)
Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The obligations imposed by this Agreement are severable and should be construed independently of each other.

21)
Counterparts; Facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement and facsimile or pdf signatures shall be deemed true and legally binding signatures.

With the intent to be legally bound, the parties have caused this Consulting Agreement to be duly executed.

CELLULAR DYNAMICS INTERNATIONAL, INC.	CONSULTANT

By:
/s/ Thomas M. Palay	/s/ James Thomson
Thomas M. Palay, Vice Chairman of the Board of Directors and President	James A. Thomson

EXHIBIT A
SERVICES TO BE PERFORMED AND FEES PAID

Services:
Consultant will render to the Company the following “Services”:

•	provide such advice and assistance to the Company regarding its research, experimental and development activities as the Company from time to time may reasonably request; and

•	such additional services as the Company and the Consultant may mutually agree.

Specified Percentage of Consultant’s Business Time:
Consultant will devote such portion of Consultant’s business time as is necessary to provide the Services.

Compensation:
Consultant will be provided the following compensation:

•
a fee at the rate per annum of $150,000, which shall be payable in cash monthly in advance not later than on the fifteenth (15th) business day of the month commencing in the first calendar month beginning after the date of this Agreement first written above; and

•	an option for the purchase of 250,000 shares of common stock of the Company granted to Consultant under the Company’s 2008 Equity Incentive Plan.

Reimbursement of Expenses
The Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement, provided Consultant receives prior consent from an authorized agent of the Company prior to incurring such expenses.

Consultant shall submit all statements for expenses in a form prescribed by the Company and such statement shall be approved by the contact person listed above. Approved statements will be paid within thirty (30) days of receipt.

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